SCHUMACHER & ASSOCIATES, INC.

Certified Public Accountants 7931 S. Broadway, #314

Littleton, CO 80122

(303) 480-5037 FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Independent Registered Public Accountant” in the Form 8-Kto be filed with the U.S. Securities and Exchange Commission on or about December 7, 2018, of Vitro Diagnostics, Inc., and we agree with such statements as they pertain to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc. Littleton, Colorado

December 7, 2018